Exhibit 10.1

Reptron Electronics, Inc.

2006 Incentive Compensation Plan

Policy

It is Reptron Electronics, Inc.’s policy to provide its employees, pursuant to this 2006 Incentive Compensation Plan, the opportunity for increased compensation based on achieving certain goals and to motivate employees and properly reward success.

Plan Guidelines

A. Adoption of Plan: The 2006 Incentive Compensation Plan (the “Plan”) was adopted and approved by the Compensation Committee of Reptron Electronics, Inc. and approved by the Board of Directors of Reptron Electronics, Inc. effective May 23, 2006.

B. Purpose of Plan and Effective Date: The purpose of the Plan is to establish the terms and conditions under which the Company will pay eligible employees of the Company certain incentive compensation for the calendar year beginning January 1, 2006 and ending December 31, 2006. The Plan supercedes and terminates as of April 1, 2006, the bonus plan in effect at the Freemont Facility. Unless the Board of Directors specifically provides otherwise, all incentive pay will be awarded solely in accordance with this Plan.

C. Eligibility: All employees of the Company who have been employed by the Company at least six (6) months as of the end of the Company’s fiscal year on December 31, 2006 and who are employed by the Company on the date payment is made under the Plan.

D. Consolidated Minimum Pre-Tax Earnings Condition: No incentive pay compensation shall be due or payable to any eligible employee under the Plan unless and until the Company’s consolidated 2006 pre-tax earnings equal at least $400,000 after deduction for all amounts to be paid for incentive compensation under the Plan. If the Company has 2006 consolidated pre-tax earnings of at least $400,000 but payment of incentive pay under the Plan would reduce consolidated pre-tax earnings to less than $400,000, the incentive pay pool shall be prorated among Eligible Employees entitled to incentive pay under the Plan such that the Company has 2006 consolidated pre-tax earnings of $400,000 after payment of the prorated portion of the incentive pay.

E. Payments: Incentive compensation for Category I employees will be computed and paid twice each year for all plant personnel, except facility management, based on annualized six month financial results and audited twelve months financial results. Sixty percent of any six month incentive compensation earned during the first half of any year will be paid after the mid-year calculation is completed with the remaining payment (if any) made based on the audited year end results after deducting any payment made at the mid-year point, and making any adjustments necessary to the first payment on account of any adjustments to the six month results based on the audited year end results. Facility management and Category II and III Employees will receive incentive compensation once each year based on audited year-end results, which payment shall be made within thirty (30) days after audited year-end results are available. Each Eligible Employee will receive incentive compensation only for the time employed during the 2006 calendar year. Eligible Employees must be an employee of the Company on the payment date in order to be eligible for and entitled to receive incentive compensation under this Plan. Payment of incentive pay under this Plan will be based on audited year-end results and final approval of the Compensation Committee of the Board of Directors.

F. Discretion of the Board of Directors and Compensation Committee: Nothing in this Plan shall prohibit the Board of Directors or the Compensation Committee from awarding a bonus to one or more employees in addition to the incentive pay paid pursuant to the Plan. The Board of Directors and Compensation Committee reserves the right to modify, change or rescind this policy or the Plan at any time at its sole discretion as required to meet the Company’s objectives.

Plan Components

A. Employees at Manufacturing Facilities – Category I Employees.

Employees at each of the Company’s manufacturing facilities (other than Category II Employees - Support Staff and Category III Employees - Senior Management) will earn incentive compensation based on a combination of the financial results of their own facility and the consolidated financial results of the Company as provided under this Plan. Incentive compensation will be computed as a function of pre-tax income. No incentive pay shall be due or paid to any category of employee unless and until consolidated pre-tax earnings for fiscal year 2006 (after deducting all amounts to be paid for incentive compensation) equal at least to $400,000 prior to paying any incentive compensation to any group. The incentive compensation in 2006 for Category I Employees is computed as follows:

1.	All employees of the Company (other than Category II Employees - Support Staff and Category III Employees - Senior Management) at each of the Company facilities, except those employees listed in item 2 and 3 below:

Pre-tax income at the facility where employee works ranging from 0% to 1.5% of sales – no incentive pay earned.

Pre-tax income at the facility where employee works above 1.5% of sales – incentive pay computed as 1% of base pay for each 1% of pre-tax income in excess of 1.5% sales, up to a maximum incentive pay of 5% of base pay.

Example:	If pre-tax income at the Gaylord facility were 3.7% of sales, incentive compensation for Category I Employees at the Gaylord facility would be 2.2% of base pay, computed as follows:

3.7 - 1.5 = 2.2 x 1% = 2.2% of base pay.

2.	Facility management team at the Tampa, Gaylord and Hibbing facilities:

Pre-tax income at the facility managed by the management team from 0% to 1.5% of sales – no incentive pay earned

Pre-tax income at the facility managed by the management team above 1.5% of sales – incentive pay computed as 3% of base pay for each 1% of pre-tax income in excess of 1.5% of sales earned at their facility, plus 1% of base pay for each 1% of consolidated pre-tax income earned over 1.5% of consolidated sales, up to a maximum incentive compensation equal to 100% of base pay.

Example: If pre-tax income at the Tampa facility totals 3.6% of sales, and consolidated pre-tax income equals 2.0% of sales, incentive compensation for each member of the facility management team in Tampa would equal 6.3% of base pay for local plant performance plus .5% of base pay for Company performance for a total incentive pay of 6.8% of base pay calculated as follows: 3.6 - 1.5 = 2.1 x 3% = 6.3% for local plant performance. 2 (consolidated pre-tax earnings) – 1.5 = .5 x 1% = .5% (assuming consolidated pre-tax earnings is greater than $400,000 after the incentive compensation is paid).

3.	Facility management team at the Fremont facility:

Pre-tax income at the Freemont facility from 0% to 1.5% of sales – no incentive pay earned

Pre-tax income at the Freemont facility above 1.5% of sales – incentive pay computed as 1.5% of base pay for each 1% of pre-tax income in excess of 1.5% of sales, plus 1.0% of base pay for each 1% of consolidated pre-tax income earned over 1.5% of consolidated sales, up to a maximum incentive compensation equal to 100% of base pay.

The management team at each facility to be included in the management incentive pay category in items 2 and 3 above, will be identified by senior management each year. The facility management for 2006 is summarized in the table which follows:

Facility	Job Position

Tampa	Director of Operations
Tampa	Director of Engineering
Tampa	Business Manager
Tampa	Business Manager
Tampa	Business Manager

Gaylord	Director of Operations
Gaylord	Director of Engineering
Gaylord	Production Manager
Gaylord	Business Manager
Gaylord	Business Manager
Gaylord	Business Manager

Hibbing	Director of Operations
Hibbing	Engineering Manager
Hibbing	Production Manager
Hibbing	Business Manager
Hibbing	Business Manager
Hibbing	Business Manager

Fremont	President – ROMD
Fremont	Vice Pres. – ROMD
Fremont	Dir of Business Development
Fremont	Director of Operations

B. Support Staff – Category II Employees

The Company has several departments which include Accounting, Administration, Advance Technologies, Information Technologies, MIG, Quality, Quote Group and Strategy Materials, that provide support services to the three RMS facilities (Gaylord, Hibbing and Tampa). Employees in these departments (Category II Employees) are also included in the Plan and their incentive pay is computed as a function of pre-tax income earned in each of the facilities as follows:

1.	Consolidated 2006 pre-tax earnings of $400,000 (after deducting all incentive pay under the Plan) must be earned in 2006 before any incentive compensation is paid.

2.	Pre-tax income for each RMS facility from 0% to 1.5% of sales – no incentive pay earned from this facility.

3.	Pre-tax income for each RMS facility above 1.5% of sales – incentive pay computed as .5% of base pay for each 1% of pre-tax income in excess of 1.5% of sales, up to maximum incentive pay of 5% of base pay

Example:	Assuming the Company has 2006 pre-tax earnings of $400,000 (after deduction of all incentive pay under the Plan and the Tampa plant earns pre-tax income equal to 3.6% of sales, the Hibbing plant earns 2006 pre-tax income of 1.5% of sales and the Gaylord plant has 2006 pre-tax income of .5%, the incentive pay for the support staff would equal 1.05% of base pay computed as follows:. No incentive pay would be earned from either Hibbing or Gaylord, and 1.05% incentive pay would be earned from Tampa (3.6 – 1.5 = 2.1 x .5% = 1.05%).

C. Senior Management – Category III Employees

Incentive pay for the senior management team responsible for overall operations of the Company will be computed as a function of 2006 pre-tax income earned from the three RMS facilities (Gaylord, Hibbing and Tampa) combined. In addition, the CEO and CFO will earn incentive pay based on 2006 pre-tax income from all facilities, including the Fremont facility. The incentive pay will be computed as follows:

1.	Consolidated pre-tax earnings of $400,000 (after deducting all incentive pay payable under the Plan) must be earned in 2006 before any incentive compensation is paid.

2.	Pre-tax income from 0% to 1.5% of sales – no incentive pay earned

3.	Pre-tax income above 1.5% of sales – incentive pay computed as 10% of base pay for each 1% of pre-tax income in excess of 1.5% of sales

4.	Pre-tax income above 1.5% of sales – 1,000 stock options granted for each 1% of pre-tax income in excess of 1.5% of sales, up to maximum incentive compensation equal to 100% of base pay, contingent upon option availability pursuant to the Reptron Electronics, Inc. Stock Option Plan.

Category III Employees included as the senior management team are set forth below:

Position	Location
Chief Executive Officer	Tampa
Chief Financial Officer	Tampa
VP – Manufacturing Ops	Hibbing
VP – Sales	Minneapolis
VP – Materials	Tampa
VP – Engineering	Hibbing
Director of IT	Tampa

Example: Assuming consolidated pre-tax earnings of $400,000 (after deduction of all amounts payable under the Plan) and the Hibbing facility has pre-tax earnings of 1% of sales, Gaylord has pre-tax earnings of 2% of sales, Tampa has pre-tax earnings of 3% of sales and Freemont has pre-tax earnings of 2.5% of sales, the VP of Sales, for example, would receive incentive pay equal to .2% of base pay, computed as follows:

No incentive pay would be earned on Hibbing, incentive pay of .05% of base pay would be earned on Gaylord (2—1.5 = .5 x 10% = 5%) and incentive pay of .15% of base pay would be earned on Tampa (3 - 1.5 = 1.5 x 10% = 15% for a total of 20% of base pay.

Assuming the same facts as above, the CEO, by way of example, would receive the same incentive pay as above plus .10% of base pay that would be earned on the Freemont Facility (2.5 - 1.5 = 1 x 10% = 10%) for a total of 30% of base pay.